ENDORSEMENT
                   APPLICABLE TO MARKET VALUE ADJUSTMENT TERMS

Effective immediately, this Endorsement amends your Contract/Certificate.

In this Endorsement "we", "our" and "us" mean The Equitable Life Assurance Society of the United States. "You" and "your" means the individual that has the right to allocate funds to an Investment Division as defined in the Contract/Certificate.

The terms of this Endorsement contain a market value adjustment ("MVA") formula that may result in adjustments, positive or negative, in benefits. An MVA will not apply upon transfer to a new Guarantee Period or to any other Investment Division on the Expiration Date or pursuant to item 1 below.

1.   GUARANTEED PERIOD ACCOUNT

     We will specify one or more Guarantee Periods in the Guaranteed Period Account. For each such Guarantee Period, we guarantee to credit an interest rate (called the "Guaranteed Rate"). Interest will be credited daily to amounts in the Guaranteed Period Account. The duration of each Guarantee Period provided at any time and the Guaranteed Rate that applies to each Period will be furnished by us upon request.

     You may elect one or more Guarantee Period(s), according to our rules then in effect. Contributions or transfers which may be made to a Division pursuant to the section on "Contributions" or the section on "Transfers Among Divisions" may instead be allocated to the Guarantee Period(s) according to your election. However, we may limit the number of Contributions or transfers which may be allocated to each Guarantee Period, and we may require a minimum amount of such Contribution or transfer that is other than any minimum which applies pursuant to such sections. Any limitation or minimum amount that applies is shown under the "Terms Applicable to the MVA ". We have the right to change such limitation or minimum amount with respect to future Guarantee Periods.

     Contributions and transfers into the Guaranteed Period Account will receive the Guaranteed Rate applicable to the elected Guarantee Period as of the Business Day we receive such Contribution or transfer request in proper form at the Processing Office. The amount held with respect to a given Guarantee Period is referred to as the "Guaranteed Period Amount" that reflects the Contribution or transfer made to the Guaranteed Period Account, plus interest at the Guaranteed Rate, minus any withdrawals, transfers and charges, if any, deducted from the Guaranteed Period Account (plus or minus any market value adjustment which resulted from a withdrawal or transfer, if any, previously made).

     The last day of a Guarantee Period is the "Expiration Date." We will send you notice at least 15 but not more than 45 days before the Expiration Date of each Period. You may elect one of the following three options effective at the Expiration Date, none of which will result in a market value adjustment:

     (a) to transfer the Guaranteed Period Amount into a Guaranteed Period of any duration which we then offer;

     (b) to transfer the Guarantee Period Amount to any Division under this Contract/Certificate;

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     (c)  to make a withdrawal of the Guaranteed Period Amount (subject to any
          Withdrawal Charges which apply pursuant to the section on "Charges For Partial Withdrawals", "Partial Withdrawal Charges" or "Withdrawal Charges" and to any restrictions on distributions pursuant to this Contract/Certificate).

     If an election described above has not been made on or prior to the Expiration Date, the Guaranteed Period Amount (without any market value adjustment) will be transferred as described in the "Terms Applicable to the MVA ". During the 30 days following the Expiration Date, the full Guaranteed Period Amount (less any withdrawals or transfers made or charges deducted during such 30 day period) may be transferred into a new Guarantee Period or other Investment Division. In no event may you elect a Guarantee Period that extends beyond the Retirement Date.

     The "Guaranteed Period Account" is the Account that we use for amounts allocated to Guarantee Periods under this Contract/Certificate. All amounts allocated to a Guarantee Period, including the Contribution or transfer and interest credited, become part of the Guaranteed Period Account.

2.   TRANSFERS, WITHDRAWALS, DEATH AND ANNUITY BENEFITS

     If you request (other than at the Expiration Date as described in item 1 above) a transfer to another Division pursuant to the section on "Transfers Among Divisions" or a withdrawal pursuant to the section on "Termination of Participation", "Termination of this Contract" or the section on "Partial Withdrawals", any such transfer or withdrawal from the Guaranteed Period Account will be subject to a market value adjustment described below. For this purpose, the Annuity Account Value in the Guaranteed Period Account will be after the market value adjustment. The market value adjustment will be in addition to any other charges, which apply pursuant to the section on "Charges for Partial Withdrawals", "Partial Withdrawal Charges" or "Withdrawal Charges".

     In addition, amounts applied from the Guaranteed Period Account to provide a death benefit pursuant to the section on "Death Benefits", an annuity pursuant to the section on "Election and Commencement of Annuity Benefits" or any other annuity form offered by us, will be subject to a market value adjustment, unless otherwise specified in the "Terms Applicable to the MVA".

     Payment or transfers from the Guaranteed Period Account may be deferred for up to six months while you are living.


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3.   MARKET VALUE ADJUSTMENT

     The market value adjustment with respect to each Guarantee Period that applies to you is determined as follows:

     (a) We determine the Guaranteed Period Amount that will be payable on the Expiration Date, using the Guaranteed Rate for each Guarantee Period.

     (b) We determine the period remaining in the Guarantee Period on the Transaction Date and convert it to fractional years based on a 365 day year. For example, three years and 12 days becomes 3.0329.

     (c) We determine the current Guaranteed Rate that applies to new Contributions for the same class of Contracts/Certificates under a Guarantee Period with the same Expiration Date as your Guarantee Period. We add to such current rate a percentage that is no greater than that shown in the "Terms Applicable to the MVA ".

     (d) We determine the present value of the Guaranteed Period Amount payable at the Expiration Date, using the period determined in (b) and the rate determined in (c).

     (e)  We subtract the current Guaranteed Period Amount from the result in
          (d). The result is the market value adjustment, which may be positive or negative, applicable to such Guarantee Period.

     If we are not offering a Guarantee Period to which the "current Guaranteed Rate" would apply, we will use the Rate at the closest Expiration Date. If we are no longer offering new Guarantee Periods, we will use a procedure for determining such current Rate as stated in the "Terms Applicable to the MVA " or which we will develop and file with an insurance supervisory official of the appropriate jurisdiction.

4.   Annual Notice/Annual Reports:

     We will report the values under this Endorsement with the reports sent out as described in the section on "Annual Notice"/ "Annual Reports". Such notice/report will include the Guaranteed Period Amount, market value adjustment and Annuity Account Value in Separate Account No. 48.


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                           Terms Applicable to the MVA

This page lists the terms which apply to the Endorsement Applicable to Market Value Adjustment ("MVA") Terms.

Contributions, Allocations (see item 1 of Endorsement):

A single allocation, whether a Contribution or transfer, is permitted into each Guarantee Period. The minimum amount of such allocation is $300.

Death Benefit (see item 2 of Endorsement):

The amount of a death benefit will be the larger of (a) the Annuity Account Value in Separate Account No.48 and (b) the Guaranteed Period Amount. That is, a negative MVA will not apply.

Transfer Rules (see the section on "Transfers Among Divisions"):

No transfers are permitted to a Guarantee Period from any Division after the initial Contribution or transfer into such Period. (For purposes only of the transfer rules with respect to Divisions as specified in the section on "Transfers Among Divisions", the Guaranteed Period Account will be deemed to be a Division to which the 25% restriction on transfers from the Guarantee Interest Division applies).

Minimum Transfer Amount (see the section on "Transfers Among Divisions"):

The minimum amount which may be transferred from a Guarantee Period is $300 or, if less, the Annuity Account Value.

Transfers at Expiration Date (see item 1 of Endorsement):

If no election is made with respect to amounts in the Guaranteed Period Account as of the Expiration Date, such amounts will be transferred into the Guarantee Period with the earliest Expiration Date which occurs after the then current calendar year. If we are not then offering new Guarantee Periods, then such amounts will be transferred into the Money Market Fund.

MVA Formula (see item 3 of Endorsement):

The current rate percentage we use in item (c) of the formula is a maximum of .50%.

If we are no longer offering new Guarantee Periods, we will use the "Moody's rate" which will be a rate based on the most recent Moody's Corporate Bond Yield Average - Monthly Average Corporates, for the duration required, as published by Moody's Investor Services, Inc. The rate for the numerator will be the Moody's rate for the initial duration of the Guarantee Period on the date the Contribution was made to such Period and the rate for the denominator will be the Moody's rate for the remaining duration on the date the withdrawal is made. If such Moody's rate is not available, a rate based on a substantially similar average will be used.


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